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                                                                    EXHIBIT 10.3
                                    SUBLEASE

     This Sublease ("Sublease") is made as of September 30, 1996 by and between Comerica Bank, a Michigan banking corporation ("Sublandlord"), with an address at P.O. Box 75000, Detroit, Michigan 48275-2220, Attention: Property Management, and Michigan Commerce Bank, a bank in formation ("Subtenant"), with an address at 21211 Haggerty Road, Novi, Michigan 48375.

                                   RECITALS:

A. Sublandlord presently leases premises (the "Premises") legally known as Unit No. 2, Orchard Hill Place, a condominium according to the Master Deed thereof, recorded in Liber 9231, Pages 252-297, Oakland County Records and commonly known as 21211 Haggerty Road, Novi, Michigan, including a branch banking building consisting of approximately 3,005 square feet of area, under a Ground Lease (the "Lease") dated May 13, 1987 between Land Investment Partnership, whose successor in interest is Samelson Land Holdings, L.L.C. ("Landlord"), and Manufacturers National Bank of Detroit, whose successor in interest is Comerica Bank, as Tenant.

B. Sublandlord and Subtenant wish to enter into a sublease of the Premises on the terms and conditions in this Sublease.

     In consideration of the mutual undertakings in this Sublease, the parties agree as follows:

1. Demise. Sublandlord subleases to Subtenant and Subtenant subleases from Sublandlord the Subpremises for the term commencing on October 1, 1996 and ending on June 30, 2002, unless sooner terminated as provided in this Sublease.

      In the event that Subtenant shall not receive all regulatory approvals necessary to operate as a State of Michigan chartered and federally insured bank, Subtenant shall have the right, but not the obligation, to terminate and otherwise satisfy all of its obligations under this Sublease by delivering to Sublandlord both written notice of termination ("Termination Notice")and payment of Thirty-Five Thousand Dollars ($35,000.00) in immediately available funds ("Termination Payment") on or before September 1, 1997. The termination shall be effective when both the Termination Notice and the Termination Payment are delivered to Sublandlord. In the event that the Termination Notice, but not the Termination Payment, is timely delivered to Sublandlord, then at the option of Sublandlord, it may elect to draw the Termination Payment under the Letter of Credit (as described below). Notwithstanding such termination, Subtenant shall remain liable for all rent payments and other obligations which accrued prior to the effective time of termination.

2.    Subpremises.  The "Subpremises" mean the Premises.


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3.   Extension Option.  If (and only if) Subtenant has first obtained from
     Landlord, and delivered to Sublandlord, the Landlord's written release of Sublandlord from all obligations and liabilities under the Lease and this Sublease as to any extension or renewal of the Lease beyond June 30, 2002, then Sublandlord shall and does (subject to receipt of said release) hereby assign to Subtenant its right and option under Section 2 of the Lease to renew the Lease on the terms and conditions set forth therein, provided that any such renewal shall be deemed a direct contract between Landlord and Subtenant, and Sublandlord shall have no further liability or obligation to either Landlord or Subtenant under the Lease or this Sublease. Except as specifically set forth in this Paragraph 3, Subtenant has no option to extend or renew the Lease, and Subtenant has no option under any circumstances to extend or renew this Sublease.

4. Basic Rent. Subtenant agrees to pay to Sublandlord at Sublandlord's address listed above or such other place as Sublandlord may designate, without notice, demand, deduction or set off, as rent for the Subpremises the amount of Three Thousand Seven Hundred Fifty Dollars ($3,750.00) per month, payable in advance on the first day of each calendar month, except that the rent for the first full or partial calendar month of this Sublease shall be paid upon signing of this Sublease. Rent for any partial calendar month shall be prorated based on the number of days the Sublease was in effect during that month. As long as Subtenant is not in default under the Sublease, Subtenant shall be entitled to an abatement of Subtenant's obligation to pay rent under this Paragraph 4 during the first ten (10) months of the term of this Sublease. However, Subtenant shall comply with all other obligations under the Sublease during said ten month period.

5. Security. Subtenant shall deposit with Sublandlord on the signing of this Sublease, as security for the performance by Subtenant of its obligations under this Sublease and for the Termination Payment as described above, an irrevocable, negotiable standby letter of credit, issued by and drawn on a bank (and at a location) acceptable to Sublandlord, for the benefit of Sublandlord, in the amount of Thirty-five Thousand Dollars ($35,000.00) (the "Letter of Credit") in form and content satisfactory to Sublandlord. The Letter of Credit shall have a term extending at least thirty (30) days beyond the ending date of the term of this Sublease or, in the alternative, the Letter of Credit shall have a one (1) year term and be renewed by Subtenant each year (with the last Letter of Credit to have a term extending at least thirty (30) days beyond the ending date of the Sublease) with the renewal Letter of Credit to be delivered to Sublandlord at least twenty (20) days before the expiration of the then current Letter of Credit. If Subtenant fails to maintain the Letter of Credit as required herein, Subtenant shall be in default and, without limiting Sublandlord's other remedies, Sublandlord may draw upon the entire amount of the Letter of Credit. In addition, if Subtenant defaults in the performance of any of its other obligations, without limiting its remedies Sublandlord may draw upon the Letter of Credit, and apply or retain, the whole or part of the proceeds to the extent required for payment of the obligation as to which Subtenant is in default or for any sum

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     which Sublandlord may expend by reason of Subtenant's default.  If
     Sublandlord applies or retains any part of the security deposit, Subtenant upon demand will deposit with Sublandlord an additional Letter of Credit in the amount so applied or retained. Sublandlord and Subtenant acknowledge and agree that they shall annually, beginning after the first 36 months of this Sublease term have expired, in good faith review Sublandlord's requirement that Subtenant provide a Letter of Credit in the amount of $35,000.00 for the benefit of Sublandlord.

6. Condition of Subpremises. Subtenant agrees to accept the Subpremises in its "AS-IS" condition. Subtenant acknowledges that no representations have been made with respect to the condition of the Subpremises. Sublandlord has no obligation to perform any work or make any installations in, or alterations to, the Subpremises in order to prepare the Subpremises for Subtenant's occupancy.

7. Subtenant Alterations. Any alterations, additions, tenant work or improvements (individually and collectively the "Alterations") by Subtenant are at Subtenant's expense and must be done in accordance with the Lease. Prior to commencing any Alterations, Subtenant shall submit to Sublandlord and Landlord for their approval the proposed plans and specifications. All Alterations must be performed in strict compliance with the plans and specifications as may be approved by Sublandlord and Landlord and with all applicable laws, ordinances, regulations, permits and requirements of public authorities having jurisdiction over the Alterations. Any review or inspection of the plans and specifications or Alterations by Sublandlord or Landlord is for the sole purpose of protecting their interests and is not for the benefit or protection of Subtenant or any third party and does not create a warranty by Sublandlord or Landlord as to the accuracy, sufficiency or any other aspect of the review or inspection. Subtenant shall not suffer or permit any construction liens to exist against the Subpremises and, in the event that any such liens are filed against the Subpremises, Subtenant, at its expense, shall cause them to be removed within thirty (30) days thereafter by payment of the same or bonding over them. As a condition to Subtenant making any Alteration, Sublandlord may require Subtenant, at Subtenant's expense, to deliver to Sublandlord a payment and performance bond, in form and content and issued by a company satisfactory to Sublandlord, covering all the Alterations. Subtenant, unless otherwise requested by Sublandlord, shall leave all Alterations and Tenant improvements in place when this Sublease terminates. This shall not prohibit Subtenant from removing its furniture, trade fixtures and readily moveable partitions, provided that the any damage to the Subpremises or surrounding property must be promptly repaired by Subtenant at its expense. Subtenant is = entitled to any Tenant improvement or Alteration fee, payment or allowance.

8. Utilities, Taxes and Assessments. Subtenant will pay when due all charges for utilities furnished to the Subpremises and all real estate taxes, impositions and assessments and all condominium assessments or charges with respect to the



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     Subpremises.  Subtenant will promptly place all utility, real estate and condominium bills in its name.

9. Assignment/Subletting. Subtenant shall not assign its rights or duties under the Sublease or sublease any part of the Subpremises or permit the Subpremises to be occupied by any other party without Landlord's and Sublandlord's consent, which consent shall not be unreasonably withheld.

10. Lease. Subtenant has received and reviewed the Lease. Subtenant shall not do or permit anything to be done in, or in connection with Subtenant's use or occupancy of, the Subpremises which would violate any Lease covenants or agreements. Subtenant agrees to be bound to Sublandlord and Landlord by all obligations and restrictions which are set forth in the Lease in the same manner as these obligations and restrictions are binding upon Sublandlord, as Tenant under the Lease, except as expressly modified by this Sublease. These obligations include, without limit, the obligation to provide insurance, to pay all real estate taxes, impositions and assessments with respect to the Subpremises, to perform all maintenance, repairs and replacements, and to perform the obligations of the owner under the Master Deed and condominium documents applicable to the Subpremises, all as more fully set forth in the Lease. Except as may be otherwise expressly provided in this Sublease, Sublandlord has the same rights against Subtenant with respect to this Sublease as the Landlord has against Sublandlord, as Tenant, with respect to the Premises under the Lease. The Landlord under the Lease or the Sublandlord may enforce against Subtenant any of the rights granted to Landlord under the Lease, except as expressly modified in this Sublease. Subtenant agrees that whenever the Lease requires the approval or consent of Landlord, this shall mean the approval or consent of both Sublandlord and Landlord.

11.  Services.

           A. Notwithstanding anything contained in this Sublease, Subtenant agrees and acknowledges that Sublandlord shall have no obligation or responsibility whatsoever to provide or perform any service, utility, repair, alteration or other similar obligation which is the obligation of Landlord to provide or perform pursuant to the provisions and terms of the Lease.

           B. Subtenant recognizes that Sublandlord does not control the operation of the Subpremises or the furnishing of utilities and services therein. Accordingly, all of the agreements and obligations of Sublandlord under this Sublease, express or implied, including without limitation, any agreement or obligation to furnish utilities or services, if any, are expressly dependent upon the performance and observation by the Landlord of its agreements and obligations under the Lease. If the Landlord shall default in the performance or observance of any of its agreements or obligations under the Lease, either for the furnishing of utilities or services or otherwise, Sublandlord shall not be liable therefor to Subtenant. Any condition



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     resulting from such default by the Landlord shall not constitute an eviction, actual or constructive, and Subtenant shall not be entitled to cancel this Sublease or to any reduction in or abatement of the rents provided for herein, unless such reduction in or abatement of rent is permitted by the terms of the Lease.

           C. If Landlord shall default in any of its obligations to Sublandlord with respect to the Subpremises, Sublandlord shall permit Subtenant, at Subtenant's sole cost and expense, to enforce Sublandlord's rights against Landlord with respect to the space, provided, however, that Subtenant shall indemnify and hold Sublandlord harmless from and against all liabilities, losses, demands, penalties, damages and expenses (including without limit reasonable attorney fees) which Sublandlord may incur or suffer by reason of or in connection with such action. Sublandlord shall also execute any and all documents reasonably required in furtherance of such action.

12. Right of Entry. Sublandlord and its authorized agents have the right to enter the Subpremises at all reasonable times to examine the same.

13. Default. Sublandlord has the right, but not the obligation, to cure any act or omission by Subtenant which would constitute a default under the Lease or could after notice and the passage of time, constitute a default under the Lease and to recover from Subtenant upon demand the costs incurred by Sublandlord, including without limit attorneys' fees, in curing the act or omission by Subtenant. All remedies provided by the Lease which are hereby expressly incorporated by reference, shall be available to Sublandlord against Subtenant if there is a default by Subtenant under this Sublease. In addition to (and not in limitation of) the remedies provided in the Lease, if there is a default by Subtenant, then Sublandlord, at Sublandlord's option, may also exercise any one or more of the following remedies:

     (a) Terminate this Sublease and repossess the Subpremises, and be entitled to recover from Subtenant as damages a sum of money equal to the costs of recovering the Subpremises (including without limit court costs and reasonable attorneys fees), plus the costs of decorations, repairs and alterations to the Subpremises, plus the costs of reletting the Subpremises (including without limit broker commissions) plus the unpaid rent and other amounts due as of the termination plus the present value (discounted at the then prevailing prime rate as announced by Comerica Bank) of the balance of the rent for the remainder of the Sublease term in excess of the then fair market value of the remainder of the Sublease term.

     (b) Terminate Subtenant's right of possession (but not the Sublease), and repossess the Subpremises by forcible entry, summary proceedings or otherwise. In such a case, Sublandlord may, but shall be under no obligation to, relet the Subpremises or any part of them for such rent and

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upon such other terms as shall be satisfactory to Sublandlord (and this shall not constitute a termination of the Sublease). With respect to this reletting, Sublandlord is authorized to decorate or make any repairs or alterations to the Subpremises that Sublandlord determines may be necessary. In addition, Sublandlord may recover from Subtenant from time to time the following costs to the extent these costs exceed the amount, if any, received by Sublandlord upon reletting:

     (a) the rent due at the time of reletting,
     (b) the cost of recovering the Subpremises and recovering other amounts due Sublandlord (including without limit related court costs and reasonable attorneys fees),
     (c) the cost of decorations, repairs, and alterations,
     (d) the cost of reletting (including without limit broker commissions),
     (e) the rent due under the Sublease from the time of reletting until the termination of the Sublease, and
     (f) all other amounts due Sublandlord from Subtenant under the Sublease.

     Sublandlord may file suit from time to time to recover the amounts owing under this paragraph. Notwithstanding any such reletting without termination of the Sublease, Sublandlord may at any time thereafter elect to terminate this Sublease for such previous default, which termination shall be evidenced by written notice thereof to Subtenant.

14. FDIC Termination Rights. Notwithstanding any other provisions contained in this Sublease, in the event (a) Subtenant or its permitted successors or assignees shall become insolvent or bankrupt, or if it or their interests under this Sublease shall be levied upon or sold under execution or other legal process, or (b) the depository institution then operating on the Subpremises is closed, or is taken over by any depository institution supervisory authority ("Authority"), Sublandlord may, in either such event, terminate this Sublease only with the concurrence of any Receiver or Liquidator appointed by such Authority as long as such Receiver or Liquidator is not in default under this Sublease; provided that in the event this Sublease is terminated by the Receiver or Liquidator, the maximum claim of Sublandlord against the Receiver or Liquidator for rent, damages, or indemnity for injury resulting from the termination, rejection, or abandonment of the unexpired Sublease shall by law in no event be in an amount greater than all accrued and unpaid rent and liabilities to the date of termination.

15. Hazardous Waste. Subtenant, its agents, employees, invitees, licensees and contractors shall not cause or permit any Hazardous Waste (as defined below) to be used, stored, brought, transported, released, handled or produced in, on or from the Subpremises or any other portion of the building or the land of which it is a part. "Hazardous Waste" means any flammable product, explosives, petroleum or

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     petroleum-based product, radioactive material, hazardous or toxic substances, asbestos or material containing asbestos, or any other substance or material as defined in any local, state or federal environmental, health or safety law, statute, ordinance, rule or regulation, including without limit the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act, as amended. In the event of a breach of this provision, Sublandlord shall have the right, but not the obligation, to remove, remediate or take such other action with respect to the Hazardous Waste as Sublandlord deems necessary to comply with applicable law, the requirements of public authorities or the terms of the Lease. Subtenant shall defend, indemnify and hold harmless Sublandlord from and against all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (including without limit court costs and reasonable attorney fees) of whatever kind arising from or relating to Subtenant's breach of this paragraph. The provisions of this paragraph shall be in addition to, and not in limitation of, the obligations and liabilities of Subtenant to Sublandlord under the Lease or under common law or other agreement, and shall survive the termination of the Sublease.

16. Notices. Subtenant agrees that whenever the Lease requires or permits Tenant to give notice to Landlord within a certain time period, that time period for purposes of Subtenant giving notice to Sublandlord under this Sublease shall be deemed to be three less business days. Subtenant agrees that whenever the Lease requires or permits Landlord to give notice to Tenant within a certain time period, that time period for purposes of Sublandlord giving notice to Subtenant under this Sublease shall be deemed to be three more business days.

17. Definitions. Phrases or words not defined in this Sublease will have the meaning given them in the Lease. Any reference to attorney fees means the fees, costs, and expenses of both inside counsel and outside counsel and paralegals, whether or not suit is instituted, and whether incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise.

18. JURY WAIVER. SUBLANDLORD AND SUBTENANT ACKNOWLEDGE THAT THE RIGHT TO A JURY TRIAL IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVE ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS SUBLEASE.

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       This Sublease has been signed and delivered as of the date first written above.


  COMERICA BANK                         MICHIGAN COMMERCE BANK
                                                (a bank in formation)

  By: /S/ BRADLEY M. NEWMAN                     By: /S/ DARRYLE PARKER
      -------------------------                     ---------------------------
                                                    Darryle J. Parker, not in
                                                    his individual capacity,
                                                    but solely as agent

  Its: REAL ESTATE OFFICER                      Its: AGENT













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